Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 15, 2005 accompanying the consolidated financial statements and supplemental schedule of SatCon Technology Corporation and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 2005, which are incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3.  We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts
September 22, 2006